Exhibit 10.1

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Dated	20 September 2021

(1)    WORLD CHAMPIONSHIP AIR RACE LIMITED (IN ADMINISTRATION)

and

(2) MICHAEL PAUL ROOME AND DEAN ANTHONY NELSON AS JOINT ADMINISTRATORS

OF WORLD CHAMPIONSHIP AIR RACE LIMITED (IN ADMINISTRATION)

and

(3) AIR RACE LIMITED

ASSET SALE AGREEMENT

46 Silver Street Lincoln LN2 1ED	Tel: 01522 542211 Fax: 01522 530241 Ref: MVW/321978/0001 Email:info@sillslegal.co.uk

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TABLE OF CONTENTS

1.	Interpretation	1
2.	Agreement to Sell and Purchase	7
3.	Purchase Price	8
4.	Completion	9
5.	Passing of Risk	9
6.	Third Party Assets	9
7.	ROT Assets	10
8.	Book Debts	11
9.	Employees	12
10.	Value Added Tax	13
11.	Promotional Literature	14
12.	Seller’s Records	14
13.	Buyer’s Records	14
14.	VAT Records	15
15.	Data Protection	15
16.	Business Name	15
17.	Correspondence	15
18.	Administrators’ Liability and Status of Claims	15
19.	Exclusions and Buyer Warranty	16
20.	Time of Essence	17
21.	Confidentiality and Announcements	17
22.	Further Assurance	18
23.	Assignment	19
24.	Whole Agreement	19
25.	Variation	19
26.	Costs	20
27.	Notice	20
28.	Interest on Late Payment	21
29.	Severance	21
30.	Contra Proferentem	22
31.	Agreement Survives Asset Completion	22
32.	Third Party Rights	22
33.	Counterparts	22
34.	Governing Law and Jurisdiction	23
35.	Jurisdiction	23
Schedule 1 - Values of Assets		24
Schedule 2 - The Employees		25

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THIS AGREEMENT is dated      20/9/ 2021

Parties

(1)	WORLD CHAMPIONSHIP AIR RACE LIMITED (in administration) incorporated and registered in England and Wales with company number 12467879 whose registered office is at care of Hall Farm 2 Sywell Aerodrome, Sywell, Northampton, Northamptonshire, England, NN6 0BN acting by the Administrators (the Seller);

(2)	MICHAEL PAUL ROOME and DEAN ANTHONY NELSON as joint administrators of the Seller both of PKF S C Advisory Limited t/a PKF Smith Cooper of 2 Lace Market Square, NOTTINGHAM, NG1 1PB (the Administrators); and

(3)	AIR RACE LIMITED incorporated and registered in England and Wales with company number 12207420 whose registered office is at 20-22 Wenlock Road London N1 7GU (the Buyer).

Background

(A)	The Seller carries on the Business.

(B)	The Administrators were appointed joint administrators of the Seller on the date of this agreement by the directors of the Seller under paragraph 22 of Schedule B1 to the Insolvency Act 1986.

(C)	The Seller has agreed to sell and the Buyer has agreed to purchase such right, title and interest (if any) as the Seller has in the Business and the Assets, on the terms and conditions of this Agreement.

(D)	The Administrators have entered into this Agreement solely for the purpose of obtaining the benefit of the provisions in their favour and shall incur no personal liability of any kind under or in connection with this Agreement.

Agreed Terms

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this Agreement.

Administrators’ Records: all records produced by or at the direction of the Administrators, their staff, agents or representatives in connection with the administration of the Seller, the statutory books and accounting records of the Seller, any other records which the Administrators are required by law to retain and any records which relate to the Seller’s arrangements with its bankers.

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Administrators’ Solicitors: Sills & Betteridge LLP of 46 Silver Street, Lincoln LN2 1ED (Ref: MVW/321978/003).

Assets: the property, rights and assets set out in clause 2.1.1 to clause 2.1.3 (inclusive).

Book Debts: all trade and other debts and amounts owing to the Seller at the Effective Time or which will become owing to the Seller with the passage of time in respect of goods or services provided by the Seller before the Effective Time in respect of the Business (whether or not at the Effective Time due and payable) including interest payable on those sums and the benefit of any security or guarantee for their payment.

Business: the business carried on by the Seller as at the Effective Time.

Business Contracts: the Customer Contracts and Supplier Contracts.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Business Intellectual Property Rights: all Intellectual Property Rights owned, used or held for use by the Seller exclusively or predominantly in, or in connection with, the Business.

Business Name: World Championship Air Race.

Buyer’s Solicitors: DMH Stallard LLP, 6 New Street Square, London EC4A 3BF.

CAA 2001: Capital Allowances Act 2001.

Completion Date: the date of this Agreement.

Customer Data: the personal data (as defined in article 4(1) of the GDPR) of Customers which form part of the Customer Database.

Customer Database: the database owned by the Seller for the purpose of providing products and services to Customers.

Customer Contracts: all contracts, engagements or other commitments in connection with the Business entered into by or on behalf of the Seller for the provision of services by the Seller which remain to be performed in whole or in part by the Seller as at the Effective Time. Customers: the customers and former customers of the Seller in relation to the Business.

Data Controller: as defined in article 4(7) of the GDPR.

Data Employees: the Employees and all persons formerly employed by the Seller in the Business at any time before the Effective Time.

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Data Protection Legislation: the UK Data Protection Legislation and any other European Union legislation relating to personal data and all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of personal data (including, without limitation, the privacy of electronic communications);

Effective Time: close of business on the Completion Date.

Employee Data: the personal data (as defined in article 4(1) of the GDPR) of the Data Employees which form part of the Employee Database.

Employee Database: the database owned by the Seller in connection with the Data Employees.

Employees: all persons employed by the Seller in the Business at or immediately before the Effective Time.

Employee Liability Information: in respect of each of the Employees:

(a)	the identity and age of the Employee;

(b)	the Employee’s written statement of employment particulars (as required under section 1 of the Employment Rights Act 1996);

(c)	information about any disciplinary action taken against the Employee and any grievances raised by the Employee, where a Code of Practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 relating exclusively or primarily to the resolution of disputes or any other applicable code or statutory procedure applied, within the previous two years;

(d)	information about any claim either brought by the Employee against the Seller within the previous two years or where the Seller has reasonable grounds to believe that a claim may be brought against the Buyer arising out of the Employee’s employment with the Seller; and

Encumbrance: any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

Excluded Assets: the property, rights and assets set out in clause 2.3 as being excluded from the sale and purchase under this Agreement.

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GDPR: the General Data Protection Regulation ((EU) 2016/679).

Goodwill: the goodwill, custom and connection of the Seller in relation to the Business, together with the exclusive right for the Buyer to carry on the Business under the Business Name and respectively to represent itself as carrying on the Business in succession to the Seller.

HMRC: HM Revenue & Customs.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Interest Rate: interest at a rate of 5% per annum above the base lending rate from time to time of Barclays Bank plc.

Purchase Price: the consideration payable by the Buyer to the Seller under clause 3.

ROT Assets: all assets in the possession of the Seller at the Effective Time that are or become subject to an ROT Claim.

ROT Claim: a claim made by a supplier of goods (or a person deriving title from such a supplier) delivered into the possession of the Buyer for the return of those goods, or for the payment of damages for wrongful interference with them, conversion of them or trespass to them, in each case on the basis that title to them had not passed to the Seller before such delivery.

Seller’s Records: the books, accounts, lists of clients, Customers (including the Customer Database) and Suppliers, credit reports, cost records, work tickets, and all the other documents, papers and records (including the Employee Database and the Promotional Literature) however stored of the Seller relating to the Business, Employees or any of the Assets, but excluding the Administrators’ Records and the VAT Records.

Stock: all, work-in-progress, consumables and spare parts owned by the Seller in connection with the Business wherever situated as at the Effective Time.

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Suppliers: the suppliers and former suppliers of goods or services to the Seller in relation to the Business.

Supplier Contracts: all contracts, engagements or other commitments in connection with the Business entered into by or on behalf of the Seller for the sale, loan or hire of goods or equipment to the Seller or for the provision of services to the Seller which remain to be performed in whole or in part as at the Effective Time.

Taxation or Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

Third Party Assets: all assets in the possession of the Seller in relation to the Business which are on loan, subject to lease, hire purchase, conditional sale, rental, contract hire or other agreements which do not pass title to the Seller, or of which it is for any reason bailee.

Third Party Consent: a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets.

Transaction: the transaction contemplated by this Agreement or any part of that transaction. TUPE: the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246).

UK Data Protection Legislation: all applicable data protection and privacy legislation in force from time to time in the UK including the General Data Protection Regulation ((EU) 2016/679), the Data Protection Act 2018, the Privacy and Electronic Communications Directive (2002/58/EC (as updated by Directive 2009/136/EC)) and the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426) as from time to time amended.

VAT: value added tax chargeable under the VATA 1994.

VATA 1994: Value Added Tax Act 1994.

VAT Group: two or more bodies corporate registered as a group for VAT purposes under section 43 of the VATA 1994.

VAT Records: all records of the Seller relating to the Business referred to in section 49 of the VATA 1994.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

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1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the main body of this Agreement. Any reference to this Agreement includes the Schedules (and where used in the Schedules, includes a reference to each other Schedule and to the main body of this Agreement). In the event of any inconsistency between any provision set out in the main body of this Agreement and any provision set out in any Schedule, the provision in such Schedule shall prevail provided that words and expressions which are defined in any Schedule to give a different meaning to the meaning given to such words or expressions in the main body of this Agreement shall bear the meaning there given in construing such Schedule.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and words in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.9	Words and expressions defined for the purposes of or in connection with any statutory provisions shall, where the context so requires, be construed as having the same meanings in this Agreement.

1.10	Unless the context otherwise requires, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.11	A reference to writing or written includes fax but not email.

1.12	Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.13	Any obligation in this Agreement on the Buyer not to do something includes an obligation on the Buyer not to agree or allow that thing to be done.

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1.14	Any obligation in this Agreement on the Buyer to do something includes an obligation to do that thing at the Buyer’s own cost and expense.

1.15	Other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	A reference to the Seller or the Administrators includes them jointly and each of them individually.

1.17	A reference to a claim includes any claim, demand, action or proceeding of any kind, actual or contingent.

1.18	A reference to a loss includes any loss, damage, cost, charge, penalty, fee or expense.

1.19	A reference to records includes information held in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.20	A reference to representatives includes partners, agents, employees, subcontractors and any other person acting on behalf and with the authority of a party.

1.21	A reference to a document in the agreed form is a reference to a document in the form agreed between the parties to this Agreement on or before the making of this Agreement and initialled by them for the purposes of identification.

2.	Agreement to Sell and Purchase

2.1	Subject to the terms of this Agreement, the Seller shall sell and the Buyer, with a view to carrying on the Business as a going concern, shall purchase such right, title and interest (if any) as the Seller has and can transfer in the following assets as at the Effective Time:

2.1.1	the Goodwill;

2.1.2	Business Intellectual Property Rights; and

2.1.3	Seller’s Records

2.2	In addition, the Seller shall use reasonable endeavors to assist in the novation of any of the Assets being sold pursuant to this agreement

2.3	For the avoidance of doubt and without limitation, the following items are not included in the sale under this Agreement:

2.3.1	the Book Debts;

2.3.2	the Administrators’ Records;

2.3.3	the VAT Records;

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2.3.4	the Third Party Assets;

2.3.5	the ROT Assets, except as provided in clause 7.5;

2.3.6	plant and machinery;

2.3.7	the Stock;

2.3.8	the benefit of any Business Contracts;

2.3.9	any cash in hand or at the bank;

2.3.10	any real property owned, leased or used by the Seller;

2.3.11	all policies of insurance and assurance and any actual or potential claim under such policies or similar contracts or in damages against any third party;

2.3.12	the benefit of any actual or potential claim, or right to make a claim, against any person (other than claims under the manufacturers or suppliers’ warranties included in the Assets) including the proceeds of any litigation;

2.3.13	any shares or other securities owned by the Seller;

2.3.14	any motor vehicles owned or used by the Seller; and

2.3.15	any other property, rights or assets of the Seller which are not listed in clause 2.1.

3.	Purchase Price

3.1	The consideration for the sale and purchase of the Business and Assets shall be £50,000 ( Fifty Thousand pounds Sterling) being the aggregate of the values attributed to the Assets set out in Schedule 1 (Purchase Price).

3.2	The Purchase Price shall be paid by the Buyer, in each case by transfer of monies with immediate value to the client account of the Administrators’ Solicitors or in such other manner as the Administrators may direct, as follows:

3.2.1	the Purchase Price in respect of the Assets shall be paid at Completion on the Completion Date.

3.3	The Seller confirms that the Administrators or the Administrators’ Solicitors may give a good receipt for all payments to the Seller.

3.4	The Purchase Price shall be apportioned between the Assets in accordance with Schedule 1.

3.5	All monies payable by the Buyer under this Agreement shall be paid without set-off, counterclaim or deduction whatsoever.

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4.	Completion

4.1	Completion shall take place on the Completion Date immediately after the making of this Agreement at the offices of the Administrators’ Solicitors or at such other place as the Administrators may direct.

4.2	At Completion, the Buyer shall:

4.2.1	pay the Purchase Price in respect of the Assets in accordance with clause 3.2;

4.2.2	execute all documents delivered by the Seller which require execution by the Buyer;

4.2.3	make such arrangements as it sees fit for collecting any of the Assets capable of passing by delivery;

4.2.4	deliver to the Seller a certified copy of the resolution adopted by the board of directors of the Buyer authorising the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it.

4.3.1	At Completion, subject to the Buyer having complied with clause 4.2, the Seller shall deliver, or procure delivery to the Buyer, or make available to the Buyer physical possession of all the Assets to which title is capable of passing by delivery, at their then current locations;

4.3	Without limitation of any other provision of this Agreement, from Asset Completion, the Buyer shall do all things necessary to ensure compliance with all legal requirements as to possession, ownership or use of any of the Assets, including obtaining all necessary licences, consents, certificates, permits and other authorisations.

4.4	The Buyer shall fully indemnify the Seller and the Administrators from and against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of the Buyer’s failure to comply with clause 4.3.

5.	Passing of Risk

The Business and Assets shall be at the sole risk of the Buyer from the Effective Time.

6.	Third Party Assets

6.1	If and to the extent there are any Third Party Assets, the Buyer shall:

6.1.1	hold the Third Party Assets as bailee;

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6.1.2	have no title to nor further right to possess or use any of the Third Party Assets;

6.1.3	not hold itself out as owner of any of the Third Party Assets;

6.1.4	at its own expense, maintain the Third Party Assets in as good condition as they were in at the time of Completion (subject to normal wear and tear);

6.1.5	not sell, charge or otherwise encumber or dispose of any of the Third Party Assets; and

6.1.6	allow the Administrators, the Seller, the owners of the Third Party Assets and their respective representatives, to have access to the Third Party Assets at any reasonable time, to enable them to inspect, remove or otherwise deal with them.

6.2	The Buyer shall use all reasonable endeavours to obtain the consent of the owners of the Third Party Assets to the Buyer’s continued possession, use or purchase of them. Neither the Administrators nor the Seller shall object to or hinder any arrangements which the Buyer may wish to make in this respect, provided that the Buyer shall not make any such arrangement with the owner or person entitled to such assets unless such arrangements include waivers in full of any claim which the owner may have against the Administrators (whether for conversion, trespass to goods or on any other account), and of any claim made as an expense of the administration for the payment of any monies in respect of such Third Party Assets or their use. Subject to this and to the requirements of clause 21, the Seller shall execute such documents as the Buyer may reasonably require.

6.3	If the owner of any Third Party Asset refuses to sell it or otherwise make it available to the Buyer, the Buyer shall immediately deliver up such item for collection and removal by the owner and notify the Seller of such delivery up.

6.4	The Buyer shall fully indemnify the Seller and the Administrators from and against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of any or all of the Third Party Assets insofar as such matters relate to the period, or any event occurring, after the Effective Time.

7.	ROT Assets

7.1	The Seller shall allow the Buyer into possession of the ROT Assets as against it.

7.2	The Buyer shall:

7.2.1	hold the ROT Assets as bailee;

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7.2.2	have no title to nor further right to possess any of the ROT Assets;

7.2.3	not hold itself out as owner of any of the ROT Assets;

7.2.4	not charge or otherwise encumber any of the ROT Assets;

7.2.5	store, maintain and insure the ROT Assets at its own expense;

7.2.6	allow the Administrators, the Seller, the owners of the ROT Assets and their respective representatives, to have access to the ROT Assets at any reasonable time, to enable them to inspect, remove or otherwise deal with them.

7.3	From Completion, the Buyer shall promptly inform the Administrators and the Seller of any information received by it in respect of any ROT Claims.

7.4	The Buyer shall fully indemnify the Seller and the Administrators from and against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of any or all of the ROT Assets.

7.5	Where it is established by agreement between the Administrators and the relevant claimant or by court order that an ROT Claim is not valid and enforceable, such right, title and interest (if any) as the Seller has in the ROT Asset, the subject of that ROT Claim, will pass to the Buyer on the date of that agreement or court order.

8.	Book Debts

8.1	For the avoidance of doubt and without limitation, the collection of the Book Debts shall remain the responsibility of the Seller, and the Buyer shall not seek to collect or recover the Book Debts or do anything to hinder their collection by the Seller. In particular, the Buyer shall not agree any discounts or compromise or otherwise settle any of the Book Debts.

8.2	If the Buyer receives any payment in respect of any Book Debt or any other sum due to the Seller, it shall hold the payment on trust for the benefit of the Seller and remit it to the Seller immediately on receipt.

8.3	If the Buyer receives a payment from a person who is a debtor of both the Seller and the Buyer, the amount shall be first applied in respect of the debts due to the Seller and the Buyer shall pay to the Seller an amount equal to the payment so received immediately on receipt.

8.4	The Seller and the Administrators may take such action as they think fit in relation to the collection of the Book Debts.

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8.5	The Buyer shall provide the Seller and the Administrators with such information as the Administrators may require to enable the Administrators to determine what remittances or payments are from time to time due to the Seller under this clause 8.

9.	Employees

9.1	The parties agree that the sale and purchase pursuant to this Agreement will constitute a “relevant transfer” for the purposes of TUPE and that the contracts of employment of the Employees and the Seller’s rights, powers, duties and liabilities under or in connection with such contracts of employment shall be transferred to the Buyer under TUPE at the Effective Time.

9.2	Neither the Seller nor the Administrators shall have any liability to the Buyer for any claims or losses which may be brought against or incurred by the Buyer whether relating to the period before or after the Effective Time in respect of any persons whose employment is transferred to the Buyer, whether under TUPE or otherwise.

9.3	The Buyer acknowledges that the Seller acting by its Administrators has, so far as practicable, provided it with the Employee Liability Information, and that, given the Administrators’ limited knowledge of the Business and the insolvency of the Seller, such information may be incomplete or inaccurate.

9.4	The Buyer shall fully indemnify the Seller and the Administrators from and against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of any of the Employees, whether in relation to periods before or after the Effective Time, including any claim brought by:

9.4.1	any of the Employees;

9.4.2	the Buyer under regulation 12 of TUPE; or

9.4.3	any person under regulation 15 of TUPE.

9.5	If the contract of employment of any Employee is found not to have transferred to the Buyer under TUPE with effect from the Effective Time, the Buyer agrees that:

9.5.1	it will within seven days of being informed of such fact make the relevant Employee an offer of employment in writing; and

9.5.2	any such offer of employment made by the Buyer will be on terms which are not materially different from that Employee’s terms immediately before the Effective Time (save as to the identity of the employer).

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On making that offer (or at any time after the offer should have been made if no offer is made), the Seller shall terminate the employment of the relevant Employee and the Buyer shall fully indemnify the Seller and the Administrators against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of the employment of that Employee from the Effective Time until such termination and from the termination of such employment.

10.	Value Added Tax

10.1	All amounts payable by the Buyer pursuant to this Agreement are expressed exclusive of any VAT that may be chargeable thereon.

10.2	The Seller and the Buyer each acknowledge and agree that part of a business is being transferred as a going concern and that they intend that section 49(1) of the VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) will apply to the sale of the Assets pursuant to this Agreement.

10.3	The Buyer warrants to the Seller and the Administrators that:

10.3.1	it (or the representative member of its VAT Group) is registered or liable to be registered under Schedule 1 to the VATA 1994;

10.3.2	it is purchasing the Assets as beneficial owner in order that it may carry on the Business as a going concern in succession to the Seller, and it has no present intention of transferring any of them to any third party;

10.3.3	following Completion, it will use the Assets or any of them to carry on the same kind of business as that previously carried on by the Seller;

10.3.4	article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) does not apply to it.

10.4	The Buyer declares that it is or will be a taxable person for VAT purposes.

10.5	If for any reason HMRC requires the Seller or the Administrators to account for VAT on the whole or any part of any sum payable under this Agreement, the Administrators shall procure delivery to the Buyer of an appropriate VAT invoice in respect of the VAT payable. Within two Business Days of such delivery, the Buyer shall pay to the Administrators the full amount of the VAT included in the invoice, including any interest, penalty or surcharge, and shall fully indemnify the Seller and the Administrators from and against all claims and losses which may be brought against or incurred by the Seller or the Administrators in respect of such assessment or amount.

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10.6	Provided that compliance with the terms of this clause 10.6 does not prevent or delay conclusion of the administration of the Seller, if HMRC notes that any amount paid by the Buyer in respect of VAT was not properly chargeable, the recipient of the payment shall:

10.6.1	if the recipient has not accounted to HMRC for the payment after the ruling promptly, repay the amount to the Buyer; or

10.6.2	if the recipient has accounted to HMRC for the payment, use all reasonable endeavours, at the Buyer’s expense, to obtain a refund of the VAT (plus any interest payable by HMRC), and pay to the Buyer the amount of the refund and any interest when and to the extent received from HMRC after deduction of any costs (including tax) in respect of such refund or interest.

11.	Promotional Literature

The Buyer shall not use any of the Promotional Literature nor send any of it to any Customers or potential customers without first affixing stickers to it to ensure that such recipients are aware that they will be dealing and contracting with the Buyer and not the Seller or the Administrators.

12.	Administrator’s Records

For the avoidance of doubt, the Administrator’s Records shall not be available to the Buyer for inspection or otherwise and if any of them come into the possession of the Buyer, at Asset Completion or otherwise, it shall immediately notify the Administrators and deliver them to the Administrators on demand.

13.	Buyer’s Records

13.1	During normal business hours and on reasonable notice, the Buyer shall give the Seller, the Administrators and their representatives access to the premises, records and staff of the Buyer to enable the Seller and the Administrators to deal with:

13.1.1	collection of the Book Debts;

13.1.2	ascertainment of the sums payable under this Agreement; and

13.1.3	any other matters arising in connection with this Agreement or the administration of the Seller.

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14.	VAT Records

14.1	The Seller and Buyer intend that section 49 of the VATA 1994 shall apply to the sale of the Assets under this Agreement but they do not intend to make a joint application to HMRC for the Buyer to be registered for VAT under the VAT registration number of the Seller pursuant to regulation 6(1)(d) of the VAT Regulations 1995 (SI 1995/2518).

14.2	The Seller shall preserve and permit the Buyer reasonable access to the VAT Records for such period as may be required by law.

14.3	If any of the VAT Records come into the possession of the Buyer, at Completion or otherwise, it shall immediately notify the Administrators and deliver them to the Administrators on demand.

15.	Data Protection

The Buyer shall fully indemnify the Seller and the Administrators from and against all claims and losses incurred by the Seller or the Administrators which may be brought against or incurred by the Seller or the Administrators in respect of the processing of the Customer Data or Employee Data by the Buyer or any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or non-compliance with the data protection obligations set out in this clause 15 or any part of the Data Protection Legislation by the Buyer or its representatives.

16.	Correspondence

After Asset Completion, the Buyer shall promptly deliver to the Administrators all correspondence received addressed to the Seller or the Administrators.

17.	Administrators’ Liability and Status of Claims

17.1	The Administrators act as agents for the Seller and neither they nor their representatives shall incur any personal liability in any circumstances whatever by virtue of this Agreement, nor in relation to any related matter or claim nor in respect of any transfer, assignment or other documents made pursuant to this Agreement.

17.2	The Administrators have entered into this Agreement in their personal capacities solely for the purpose of obtaining the benefit of the provisions in their favour.

17.3	No sums due from the Administrators or the Seller arising directly or indirectly out of the terms of this Agreement shall be charged or payable as a cost or expense of the administration or otherwise payable under paragraph 99(3) or 99(4) of Schedule B1 to the Insolvency Act 1986, but shall rank (subject to that claim being allowed by law to rank as an unsecured claim) only as an unsecured claim against the Seller.

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18.	Exclusions and Buyer Warranty

18.1	Subject to clause 18.5, all representations, warranties, conditions, guarantees and stipulations, express or implied, statutory, customary or otherwise in respect of the Assets, the Business or any of the rights, title and interests transferred or agreed to be transferred pursuant to this Agreement are expressly excluded (including warranties and conditions as to title, quiet possession, merchantable or satisfactory quality, fitness for purpose and description). Except as expressly set out in this Agreement, any lists contained in any schedule or annexure shall not constitute any warranty in respect of the Seller’s ownership of the listed items or otherwise.

18.2	The Assets or any of them are sold in their condition and locations at the Effective Time and subject to all faults, liens, executions, distraints, encumbrances and claims of third parties; the expense of discharging which shall be met by the Buyer. Unless otherwise required by law (and then only to that extent), the Seller and the Administrators and each of them shall not be liable for any loss arising out of, or due to, or caused by any defect or deficiencies in any or all of the Assets.

18.3	The Buyer agrees that the terms and conditions of this Agreement and the exclusions and limitations contained in it are fair and reasonable having regard to the following:

(a)	that this is a sale by an insolvent company in circumstances where the Administrators’ knowledge of the Business and Assets is limited and it is usual that no representations and warranties are given by or on behalf of the Seller or the Administrators;

(b)	that the Buyer has relied solely on its own opinions and the opinions of its professional advisors concerning the Assets or any of them, their quality, condition, description, fitness and suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination, and the use it intends or proposes to put them to;

(c)	that the Buyer has agreed to purchase the Assets or any of them “as seen” in their present state and condition for a consideration which takes into account the risk to the Buyer represented by the parties’ belief that the said exclusions and limitations are or would be recognised by the courts;

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(d)	that the Buyer, its representatives and advisers have been given every opportunity it or they may wish to have to examine and inspect all or any of the Assets or any of them and all relevant documents relating to them.

18.4	The Buyer acknowledges that it has not entered into this Agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Seller, the Administrators or its or their representatives at any time.

18.5	Nothing in this Agreement operates to limit or exclude any liability for fraud or fraudulent misrepresentation or for death or personal injury arising from negligence.

18.6	The Buyer acknowledges that if:

(a)	the Seller does not have title or unencumbered title to any or all of the Assets

(b)	the Buyer cannot exercise any right conferred or purported to be conferred on it by this Agreement,

this shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of this Agreement, or for any reduction in or repayment of any part of the consideration.

18.7	The Buyer warrants that:

19.7.1	it has full authority to enter into this Agreement;

19.7.2	all approvals required to be obtained under the Companies Act 2006 or any other enactment to enable it lawfully to enter into this Agreement have been duly obtained and the Buyer agrees to indemnify the Seller and the Administrators from and against all liabilities arising as a result of any breach of this warranty.

19.	Time of Essence

Time is of the essence for all times, dates and periods specified in this Agreement or substituted for them.

20.	Confidentiality and Announcements

20.1	The Buyer undertakes to the Seller and the Administrators to keep confidential the terms of this Agreement and all information that it has acquired about the Seller and the Seller Group and to use the information only for the purposes contemplated by this Agreement.

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20.2	Either party may disclose any information that it is otherwise required to keep confidential under this clause 20:

(a)	to such professional advisers, consultants and employees or officers of its group and, in the case of the Seller and the Administrators, the Administrators’ firm, employees and agents, as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party;

(b)	with the written consent of the Administrators and the Buyer; or

(c)	to the extent that the disclosure:

I.	is required for the purposes of the administration or any subsequent liquidation of the Seller;

II.	is required by law; or

III.	is required by a regulatory body, tax authority or securities exchange or (in the case of a disclosure by the Seller or the Administrators) is required in the Administrators’ opinion to enable them to comply with any applicable requirements of insolvency practice or disclosure requirement to which they are subject (whether as a matter of law, practice or professional conduct);

but shall use reasonable endeavours to consult the Administrators (in the case of a disclosure on the part of the Buyer) or the Buyer (in the case of a disclosure on the part of the Seller or the Administrators) and to take into account any reasonable requests it may have in relation to the disclosure before making it.

20.3	No announcement, circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) shall be made by or on behalf of the Seller, the Administrators without the approval of the Administrators.

21.	Further Assurance

21.1	For three months following Completion, the Seller and the Administrators (provided they are, at the relevant time, the Administrators of the Seller) shall (at the Buyer’s expense) execute and deliver all such documents, and do whatever the Buyer may from time to time reasonably require for the purpose of giving effect to the provisions of this Agreement, provided that the terms of any such documents and the terms on which any such things are performed:

(a)	shall exclude the personal liability of the Administrators;

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(b)	shall be no more onerous to the Seller and the Administrators than the terms of this Agreement; and

(c)	shall be subject to the Administrators’ prior approval, which shall not be unreasonably withheld or delayed.

21.2	Pending the execution of any documents and things in accordance with clause 21.1, the Seller shall hold any legal interest in the Assets or any of them on trust for the Buyer but without any legal responsibility for the Assets or any of them and, in particular, neither the Seller nor the Administrators shall be obliged to maintain any registrations or otherwise protect the Assets or any of them.

22.	Assignment

The Buyer may not assign or grant any Encumbrance over or deal in any way with any of its rights under this Agreement or any document referred to in it.

23.	Whole Agreement

This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

24.	Variation

24.1	A variation of this Agreement shall be in writing and signed by or on behalf of each party.

24.2	Any waiver by or on behalf of the Seller or the Administrators of any right under this Agreement is only effective if it is in writing and signed by the Administrators on behalf of the Sellers or the Administrators on their own behalf. It applies only in the circumstances for which it is given and shall not prevent the Seller or the Administrators from subsequently relying on the provision so waived.

24.3	No failure by the Seller or the Administrators to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part.

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24.4	No single or partial exercise by the Seller or the Administrators of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

24.5	Unless specifically provided otherwise, the rights of the Seller and the Administrators arising under this Agreement are cumulative and do not exclude rights provided by law.

25.	Costs

Except as expressly provided in this Agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and any documents referred to in it.

26.	Notice

26.1	A notice given under this Agreement:

(a)	shall be in writing;

(b)	shall be sent for the attention of the person, and to the address or fax number, given in this clause 26 (or such other address, fax number or person as the relevant party may notify to the party); and

(c)	shall be:

I.	delivered personally;

II.	delivered by commercial courier;

III.	sent by prepaid first-class post or recorded delivery; or

IV.	(if the notice is served by post outside the country from which it is sent) sent by registered airmail.

26.2	The addresses for service of notice are:

(a)	Seller and Administrators

Address: PKF S C Advisory Limited, 2 Lace Market Square, NOTTINGHAM NG1 1PB

For the attention of: Michael Roome

(b)	Air Race Limited

Address: 34 South Molton Street W1K 5RG For the attention of: Martin Ward.

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26.3	No communication from the Buyer shall be effective until it is received by the Administrators. Any other notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt;

(c)	if sent by prepaid first class post, recorded delivery or registered post, 48 hours from the date of posting;

(d)	if sent by registered airmail, five days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this clause 26.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a Business Day), when business next starts in the place of receipt.

26.4	To prove service by the Seller or the Administrators on the Buyer, it shall be sufficient to prove the envelope containing the notice was properly addressed and posted.

26.5	A notice under this Agreement shall not be valid if sent by email.

27.	Interest on Late Payment

27.1	If the Buyer fails to make any payment due to the Seller under this Agreement by the due date for payment, then the Buyer shall pay interest on the overdue amount at the Interest Rate. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The Buyer shall pay the interest together with the overdue amount.

27.2	Notwithstanding clause 27.1, the Seller may in the alternative claim interest at its discretion under the Late Payment of Commercial Debts (Interest) Act 1998.

28.	Severance

28.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part- provision shall be deemed deleted. Any modification to or deletion of a provision or part- provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

28.2	If any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

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29.	Contra Proferentem

The parties acknowledge and agree that this Agreement has been drafted with the participation of all of the parties to it, in each case with the benefit of legal advice, and that the rule of construction known as “contra proferentem” shall not apply.

30.	Agreement Survives Asset Completion

30.1	Subject to clause 30.2, this Agreement (other than obligations that have already been fully performed) remains in full force after Asset Completion.

30.2	All obligations of the Seller and the Administrators under this Agreement shall automatically determine six months after Asset Completion.

31.	Third Party Rights

31.1	The Administrators’ representatives may enforce and rely on clause 18 to the same extent as if they were a party to this Agreement.

31.2	Except as expressly provided in clause 31.1, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

31.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

32.	Counterparts

32.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

32.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

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33.	Governing Law and Jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

34.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 - Values of Assets

The values of the Assets are as follows:

ASSET	PRICE APPORTIONMENT
Goodwill	£1
Business Intellectual Property	£47,999
Seller’s Records	£2,000
TOTAL	£50,000

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Schedule 2- The Employees

Job title	Date of commencement of continuous employment	DOB	Salary (£)	Pension	Bonus	Holidays	Other benefits
Race Series Director	1.3.21	12/5/66	150,000			20
Chief Operations Officer	1.3.21	1/9/72	120,000			20
General Counsel	1.3.21	17/4/73	120,000			20
Head of Aero Sport	1.5.21		68,000			20

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/s/ M. P. L.
Signed by MICHAEL PAUL ROOME for and on behalf of World Championship Air Race Limited (in administration) as its agent and without personal liability	Administrator

/s/ M. P. L.
Signed by MICHAEL PAUL ROOME for himself and for his joint administrator DEAN ANTHONY NELSON without personal liability and solely for the purpose of obtaining the benefit of the provisions of this contract	Administrator

Signed by Martin Ward

for and on behalf of Air Race Limited

/s/	Martin Ward
Director